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                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-40248

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           American Business Financial Services, Inc. Investment Notes
                                 Rate Supplement
                    Prospectus Supplement dated June 25, 2001
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These rates are available from July 13, 2001 through August 9, 2001.

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                                         Principal Amount                              Principal Amount
                                          minimum $1,000                                minimum $10,000
     Term                           Rate                Annual Yield*              Rate             Annual Yield*
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
3-5 mos.                           6.85%                    7.08%                  7.00%                7.25%
6-11 mos.                          7.50%                    7.78%                  7.65%                7.94%
12-17 mos.                         8.75%                    9.14%                  8.90%                9.30%
18-23 mos.                         9.00%                    9.41%                  9.15%                9.58%
24-29 mos.                         9.35%                    9.79%                  9.50%                9.96%
30-47 mos.                        10.05%                   10.57%                 10.05%               10.57%
48-59 mos.                         9.50%                    9.96%                  9.65%               10.12%
60-119 mos.                        9.85%                   10.35%                 10.00%               10.51%
120 mos.                          10.25%                   10.79%                 10.40%               10.95%
Money Market Note                  5.85%                    6.02%                  5.85%                6.02%

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          Minimum for Investment Notes and Money Market Notes is $1,000
                             For information, call
                                 1-800-776-4001

                               [GRAPHIC OMITTED]

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
Bala Pointe Office Center    111 Presidential Boulevard, Suite 215    Bala Cynwyd, PA  19004
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                               www.ABFSonline.com

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AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI).
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An offer can only be made by the Prospectus dated May 11, 2001 delivered in conjunction with this Rate Supplement dated June 25, 2001. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an Investment in the Notes.

*The Effective Annual Yield assumes all interest reinvested daily at the stated rate. The rates for the Investment Notes are available from July 13, 2001 through August 9, 2001. The interest rate paid on the Money Market Notes is subject to change from time to time at the Company's sole discretion provided that such rates shall not be reduced below 4% per year. Written notice of any decrease in rate will be provided to holders of such notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such notes. You may obtain an additional copy of the Prospectus dated May 11, 2001, free of charge from American Business Financial Services, Inc. by calling (800) 776-4001.

Investment Notes and Money Market Notes represent obligations of ABFS and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.